DON A. PARADISO P.A.
       2072 South Military Trail, Suite 9, West Palm Beach, Florida 33415
                        (561) 967-7300 Fax (561) 967-7633





Don A. Paradiso
Member New York and Florida Bar
United States Securities
   and Exchange Commission                        September 20, 2001
450 5th Street NW
Washington, D.C. 20949


Dear Sirs:

           We have been requested by The Jackson Rivers Company, a Florida Corporation, to furnish you with our opinion as to the matters hereinafter set forth for The Jackson Rivers Company (the "Registrant") in connection with the registration of 70,000,000 shares of the Registrants common stock (the "Shares"). In connection with my opinion I have reviewed copies of the
Registrant's: (i) Articles of Incorporation; (ii) By-laws; (iii) minutes of Shareholders meetings; (iv) minutes of Directors meetings; (v) list of Officers and Directors; (vi) list of Shareholders; (vii) balance sheet; (viii) Certificate of Incorporation on which is endorsed the Secretary of State filing stamp and (viii) the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933 (the "Registration Statement") .I have examined originals or copies identified to my satisfaction, of such other documents, records and instruments as I have deemed necessary for the purpose of this opinion. I am of the opinion that:

           1. The Registrant is a corporation duly organized, validly existing and in good standing in the State of Florida.

           2. The authorized capital stock of the Registrant consists of lOO million shares of $.001 par value common stock, of which 10.000.000 common shares are validly issued, fully paid and non-assessable, free of liens, encumbrances, options and legal or equitable rights of others. There is currently one shareholder of the Registrant.

           3. The 60,000,000 Shares being offered by the Registrant will, when issued in accordance with and for the consideration set forth in the Registration Statement, be validly issued, fully paid and non-assessable.

           4. Selling shareholder has good, absolute and marketable title to the
10.000.000 Shares being offered by him, and such Shares are free and clear of liens, security interests, pledges, charges, claims and encumbrances of any kind. None of such Shares are in escrow or subject to any voting trust or agreement

United States Securities and Exchange Commission
September 20.2001
Page Two

and no proxy is in existence with respect to any of them. The delivery of the selling shareholder's Shares to Buyers as contemplated will vest good. valid and marketable title to the Shares free and clear of any liens. security interests. pledges. charges. claims. and encumbrances of any kind.

           5. There is no action. suit. proceeding. order or investigation pending or threatened against or affecting the Registrant at law or in equity or before any federal. state. municipal or other governmental department. commission. board. bureau. agency or instrumentality and there is no reasonable basis for any of the foregoing and there are no arbitration proceedings to which the Registrant is a party. There is no applicable local. state or federal law which would. impair. restrict or delay the voting rights to the Shares.

           The opinions and conclusions expressed herein are based upon facts provided to me by the Registrant. it's Officers. Directors and certain Shareholders. In rendering this opinion. I have assumed the following: (1) that each of the documents has been executed by each of the parties thereto in the same form as the forms which I have examined; (2) the genuineness of all signatures. the legal capacity of natural persons. the authenticity and accuracy of all documents submitted to me as originals. and the conformity to originals of all documents submitted to me as copies; and (3) that each of the documents has been duly and validly authorized. executed. and delivered by the party or parties thereto. The undersigned attorney is the sole Director and sole shareholder of the Registrant.

           Caution is given to anyone referring to this opinion that opinion letters of counsel are not binding upon the Securities and Exchange Commission nor the courts. To the extent persons relying on this letter may have knowledge of facts which are contrary to those upon which this opinion is based. then this opinion would not be applicable. This opinion may be withdrawn at any time if information is discovered which would cause me to change my opinion or if any state or federal agency or court takes an adverse position.



Sincerely,
/s/ Don A. Paradiso
Don A. Paradiso, Esq.
Florida Bar #0969974
For the Firm